ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C6557-1984
[signature]	Filing Number 20090257056-96
Secretary of State	Filed On 03/17/2009
State Of Nevada	Number of Pages 3

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ALCO ADVANCED TECHNOLOGIES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE III is hereby amended as follows:

3.1 Prior to this Amendment, the Corporation was authorized to issue two classes of stock, which were designated respectively "Common Stock" and "Preferred Stock." The total number of shares which the Corporation had the authority to issue was 11,000,000,000 shares. The number of shares of Common Stock authorized was 10,000,000,000, with a par value of $.001. The number of shares of Preferred Stock authorized was 1,000,000,000, with a par value of $.001.

(see attached page)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.09%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

3.2 Pursuant to this Amendment, the Corporation is now authorized to issue two classes of stock, which shall be designated respectively "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have the authority to issue is 110,000,000 shares. The number of shares of Common Stock authorized is 100,000,000 shares, with a par value of $.001. The number of shares of Preferred Stock authorized is 10,000,000 shares, with a par value of $.001.

3.3 The Corporation currently has 4,621,072 issued and outstanding shares of Common Stock. The Common Stock of the Corporation shall not be affected in any way by the decrease in authorized Common Stock. There are not any issued or outstanding shares of Preferred Stock.

3.4 The Preferred Stock may be issued from time to time in one or more series. The Corporation's Board of Directors (the "Board of Directors") is authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof with respect to any wholly-unissued series of Preferred Stock, and to fix the number of shares constituting any such series and the designation thereof (each, a "Preferred Stock Designation"). Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in a Preferred Stock Designation or the Corporation's Articles of Incorporation or otherwise ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with (including, without limitation, inclusion in provisions with respect to acquisition preferences, dividend rights, rights and preferences upon dissolution and liquidation, conversion features, redemption and/or approval of matters by vote or written consent and any other relative, participating, optional, or other special powers preferences, rights, qualifications, or restrictions thereof), or senior to, any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or

subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

Signatures (Required):

Sylvain Desrosiers, Chief Executive Officer